September 8, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES TO PRESENT AT 7th ANNUAL
EUROPEAN INVESTORS NORTH AMERICAN EQUITIES CONFERENCE

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that CEO Paul Reilly and CFO Jeff Julien will speak at the Raymond James 7th Annual European Investors North American Equities Conference on Tuesday, September 13, at 1:05 p.m. in London (8:05 a.m. ET).

Links to the webcast and presentation slides will be available on raymondjames.com under About our Company, Investor Relations, Presentations and Webcasts.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $271 billion, of which approximately $36 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.